Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS USES STRONGER CREDIT PROFILE TO REDUCE BORROWING COSTS OF REVOLVING LOAN FACILITY

Amendment to Revolving Loan Facility Credit Agreement Reduces Borrowing Rate by 100 Basis Points, Reduces Unused Revolver Fee, and Extends Maturity

WINSTON-SALEM, N.C. (July 17, 2012) – HanesBrands announced today that it has negotiated an amendment to its revolving loan facility credit agreement that reduces borrowing costs and extends the revolver’s maturity date.

The amendment, effective immediately, reduces the company’s revolving loan facility borrowing rate by 100 basis points, reduces its unused revolver fee by 15 basis points, and extends the revolver’s maturity initially to September 2016 and could eventually extend it to July 2017. Under the new terms, HanesBrands expects to save an annualized $2 million in revolver interest expense. In 2012, overall interest expense is expected to be $15 million lower than last year, resulting primarily from reduced long-term debt.

“Our banks have recognized our strengthened credit profile as a result of our operating performance and continued improvement of our balance sheet as we use free cash flow to deleverage and reduce debt,” said Hanes Chief Financial Officer Richard D. Moss. “We took advantage of our performance and improvement to reduce our borrowing costs.”

Under the terms of the amendment, Hanes’ revolving loan facility borrowing rate at its current leverage ratio is LIBOR plus 225 basis points, down from 325 basis points, and its unused revolver fee is 35 basis points, down from 50 basis points. The borrowing rate would continue to decrease if the company’s leverage ratio decreases. The revolver maturity has been extended to September 2016 with the provision that it will extend to July 2017 if the company redeems its 8 percent notes as planned next year.

Hanes has committed to using free cash flow in 2012 and 2013 to significantly reduce long-term debt and leverage. As previously announced, Hanes redeemed $150 million of Floating Rate Senior Notes due 2014 on Thursday, July 12, and continues to expect to redeem the remaining $147 million of these notes by the end of 2012.

In 2013, the company’s goal is to pay off its $500 million of 8 percent notes, which would reduce total bond debt to approximately $1 billion. That would also further reduce the revolver borrowing rate as a result of an improved leverage ratio, and extend the revolver maturity until July 2017.

HanesBrands Uses Stronger Credit Profile to Reduce Borrowing Costs of Revolving Loan Facility – Page 2

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact, including those regarding the company’s debt-reduction plans, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current intent, beliefs, plans and expectations and involve risks and uncertainties that may cause actual results to differ materially from HanesBrands’ historical experience and present expectations or projections. These risks and uncertainties include the risks identified from time to time in HanesBrands’ most recent Securities and Exchange Commission reports, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, registration statements, press releases and other communications. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 53,300 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 152 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com.

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